STEVE NIEMAN
15204 NE 181st Loop, Brush Prairie, WA 98606
stevenieman@mac.com | home: (360) 687-3187 | fax: (360) 666-6483
www.votepal.com | www.ourunion.org

Dec. 11, 2007

Mr. Bill Ayer
Chairman, Alaska Air Group, Inc.
PO Box 68947
Seattle, WA  98168

RE:  Responding to Alaska Air Group, Inc.'s ("AAG") Nov. 19, 2007 letter from Thomas J. Leary of O'MELVENY & MYERS LLP in response to our challenge to the 2007 AAG stockholder vote

Via: FAX (206) 392-5807 and email to keith.loveless@alaskaair.com and karen.gruen@alaskaair.com and certified mail USPS tracking number 70050390000398839231

Dear Mr. Ayer:

I am in receipt of a letter dated November 19, 2007 from Thomas J. Leary of O'MELVENY & MYERS LLP in reply to my letter of October 26, 2007.

Let me start by saying I don't believe there is anything wrong with my demand.  Nevertheless, I've edited my sworn statement below to hopefully make my demand clearer regarding Delaware General Corporation Law Section 220's "lawful proper purpose."  My demand is very simple:  To examine books and records of the AAG and its agents as to how the vote before, during and after the 2007 annual meeting was conducted.

Since what we plan to do with the information is to disseminate it publicly to all AAG stockholders, I cannot accept your proposal that I sign a confidentiality agreement.  I believe this information will help improve our companies' performance by communicating more effectively, and it will help all shareholders better understand the voting processes the company is using.  Complying with this lawful access to the company's books and records seems to me to be a much better way to go than seeking a judicial remedy.

I am cognizant of the company's concerns regarding competitiveness and proprietary information.  Yet, I find no requirement in the DGCL for a confidentiality agreement, and I believe your offer conflicts with the whole premise of democratic voting:  that ballot formation, dissemination and vote counting follow lawful rules and be conducted in the open, with results published for everyone to see.

~~Begin Section I~~

I, Stephen Nieman, do hereby swear under oath before a Notary Public of the state of Washington that I am a record holder of stock of Alaska Air Group, Inc.  Further, that I am and was a participant in a lawful proxy solicitation at the AAG for its 2007 Annual Meeting and stood for election to its Board of Directors.  Further, my demand for access to all records and all materials related to the 2007 Annual Meeting, proxy solicitation, voting, counted proxies, discarded proxies, qualification of proxies to be accepted as valid votes, tabulations of votes, etc. is hereby presented as the purpose of my demand and that it is a lawful proper purpose under Delaware General Corporation Law Section 220.  Further, I swear I am not going to use this information for any improper purpose.  Further, that under oath I do affirm under penalty of perjury under the laws of the United States all statements contained in this oath and demand written between the line “Begin Section I above and ending with End Section I" are true, so help me God.

~~End Section I~~

Signed this 11th day of December 2007, in the county of Clark in the State of Washington.

Regarding scheduling, I'm going to the hospital on Friday for minor surgery on Dec. 14.  And since it's the holidays, I propose we agree on a time and date after Jan. 2, 2008.

Happy Holidays to you and your family,

/s/

Steve Nieman

email and fax cc:  Mr. Richard Foley, CHALLENGER candidate
Mr. Terry K. Dayton, CHALLENGER candidate, resolution proponent
Mr. Carl Olson, CHALLENGER candidate
Mr. Brian Stromberg, resolution proponent
Mr. Bill Davidge, resolution proponent
Mr. Brian Hollister, resolution proponent
Mr. John Chevedden, resolution proponent
The Honorable Christopher Cox, Chairman, Chairman, U.S. SEC Commissioners
U.S. Dept. of Labor Employee Benefits Security Administration
Mr. William Marsh, AAG Inspector of Elections
Mr. John Schadl, Vanguard Fiduciary Trust Company